Exhibit 4.24

EXECUTION VERSION

PURCHASE AGREEMENT

dated as of November 30, 2014

among

21VIANET GROUP, INC.,

XIAOMI VENTURES LIMITED

and

CERTAIN OTHER PARTIES NAMED HEREIN

i

ii

Schedules and Exhibits

Schedule 3.03(a)	-	Company Capitalization
Schedule 3.05	-	Subsidiaries
Schedule 3.14	-	Litigation
Schedule 8.02(b)	-	Company Actions

iii

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of November 30, 2014 (this “Agreement”), by and among (i) 21Vianet Group, Inc., a company incorporated under the laws of the Cayman Islands (the “Company”), (ii) Xiaomi Ventures Limited, a company incorporated under the laws of the British Virgin Islands (the “Purchaser”), (iii) Mr. Sheng Chen, the Chairman and Chief Executive Officer of the Company (“SC”), and (iv) Personal Group Limited, a British Virgin Islands company, Fast Horse Technology Limited, a British Virgin Islands company, and Sunrise Corporate Holding Ltd., a British Virgin Islands company (collectively, the “Founder Affiliates” and together with SC, the “Founder Parties”).

WHEREAS, the Company desires to issue and allot to the Purchaser in accordance with the terms of this Agreement 6,142,410 Class A Shares and 10,524,257 Class B Shares (collectively, the “Sale Securities”); and

WHEREAS, the Purchaser wishes to purchase and subscribe for the Sale Securities on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Accounts Receivable” has the meaning assigned to such term in Section 3.27

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Aggregate Purchase Price” means an amount equal to $50,000,001.00.

“Agreement” has the meaning assigned to such term in the preamble.

“Anti-Corruption Law” means all laws relating to anti-bribery or anti-corruption, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, the UN Convention Against Corruption, the OECD Convention on Combating Bribery of Foreign Public Official in International Business Transactions and the UK Bribery Act, 2010, each as amended, and related implementing legislation, rules and regulations.

“Applicable Laws” means, with respect to any Person, any transnational, domestic or foreign federal, national, state, provincial, local or municipal law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or any of such Person’s assets, rights or properties.

“Arbitration Board” has the meaning assigned to such term in Section 10.09(a).

“BCA” means a business cooperation agreement, to be dated as of the Closing Date, among the Company and Xiaomi Corporation, in the form agreed among such parties prior to the execution of this Agreement.

“Beacon” has the meaning assigned to such term in Section 4.07.

“Business Day” means each calendar day except Saturdays, Sundays, and any other day on which banks are generally closed for business in New York, New York, the Cayman Islands or the People’s Republic of China.

“Class A Shares” means the Class A ordinary shares, par value US$0.00001 per share, of the Company.

“Class B Shares” means the Class B ordinary shares, par value US$0.00001 per share, of the Company.

“Closing” has the meaning assigned to such term in Section 2.02.

“Closing Date” has the meaning assigned to such term in Section 2.02.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” has the meaning assigned to such term in the preamble.

“Company Actions” has the meaning assigned to such term in Section 8.02(b).

“Company Agreements” has the meaning assigned to such term in Section 3.08.

“Company Bonds” means (i) the 7.875% bonds due 2016 issued by the Company in the aggregate principal amount of RMB264,300,000 and (ii) the 6.875% bonds due 2017 issued by the Company in the aggregate principal amount of RMB2,000,000,000.

“Company Securities” has the meaning assigned to such term in Section 3.03(a).

“Damages” has the meaning assigned to such term in Section 8.02(a).

“Encumbrance” means any mortgage, lien, pledge, charge, security interest, title defect, preemptive or similar right or other encumbrance.

“Enforceability Limitations” has the meaning assigned to such term in Section 3.07.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

“Exchange Act Documents” has the meaning assigned to such term in Section 3.01.

“Existing RRA” has the meaning assigned to such term in Section 3.03(d).

“First Installment Payment” means an amount equal to $15,000,000.30, representing thirty percent (30%) of the Aggregate Purchase Price.

“Founder Affiliates” has the meaning assigned to such term in the preamble.

“Founder Parties” has the meaning assigned to such term in the preamble.

“Fundamental Company Warranties” means the representations and warranties by the Company contained in Sections 3.01 through 3.09, inclusive, 3.11 through 3.15, inclusive, 3.18, 3.19 and 3.22.

“Governmental Entity” means any transnational or supranational, domestic or foreign federal, national, state, provincial, local or municipal governmental, regulatory, judicial or administrative authority, department, court, arbitral body, agency or official, including any department, commission, board, agency, bureau, subdivision or instrumentality thereof.

“Governmental Licenses” has the meaning assigned to such term in Section 3.15.

“HKIAC” has the meaning assigned to such term in Section 10.09.

“Indemnified Parties” has the meaning assigned to such term in Section 8.02(a).

“Indemnifying Party” has the meaning assigned to such term in Section 8.03(a).

“Intellectual Property” means any and all intellectual property rights, including patents, patent applications, trademarks, trademark registrations, applications for trademark registrations, service marks, service mark registrations, applications for service mark registrations, trade names, Internet domain names (and all goodwill associated with any of the foregoing), trade secrets, copyright registrations, applications for copyright registrations, copyrights, designs and proprietary know-how.

“IRA” means an investor rights agreement, to be dated as of the Closing Date, among the Company, the Purchaser and certain other parties thereto, in the form agreed among such parties prior to the execution of this Agreement.

“June 30 Balance Sheet” has the meaning assigned to such term in Section 3.13.

“Material Adverse Effect” has the meaning assigned to such term in Section 3.02.

“Money Laundering Laws” has the meaning assigned to such term in Section 3.18(c).

“Moomins” has the meaning assigned to such term in Section 4.07.

“NASDAQ” means the NASDAQ Global Market.

“Ordinary Shares” means the ordinary shares, par value $0.00001 per share, of the Company, and any other security into which such Ordinary Shares may hereafter be converted or changed.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a governmental authority.

“PRC” means the People’s Republic of China.

“Proceeding” has the meaning assigned to such term in Section 3.14.

“Purchaser” has the meaning assigned to such term in the preamble.

“RRA” means a registration rights agreement, to be dated as of the Closing Date, among the Company, the Purchaser and certain other parties thereto, in the form agreed among such parties prior to the execution of this Agreement.

“Rules” has the meaning assigned to such term in Section 10.09.

“Sale Securities” has the meaning assigned to such term in the recitals.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder.

“SC” has the meaning assigned to such term in the preamble.

“Second Installment Date” has the meaning assigned to such term in Section 2.04.

“Second Installment Payment” means an amount equal to $35,000,000.70, representing seventy percent (70%) of the Aggregate Purchase Price.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person, including for the avoidance of doubt any “variable interest entity,” whose financial statements, or portions thereof, are or are intended to be consolidated with the financial statements of the subject entity for financial reporting purposes in accordance with the generally accepted accounting principles of the United States, or (iii) any Person with respect to which the subject entity has the sole power to control or otherwise direct the business and policies of that entity directly or indirectly through another subsidiary or otherwise.

“Subsidiary Securities” has the meaning assigned to such term in Section 3.05(b).

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to any income, capital gains, value-added, sales, service, excise, withholding, transfer, stamp or other taxes or similar charges), together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority.

“Tax Returns” has the meaning assigned to such term in Section 3.17.

“Tax Warranties” means the representations and warranties by the Company contained in Section 3.17.

“Taxing Authority” means any Governmental Entity responsible for the imposition of any Tax.

“Third Party Claim” has the meaning assigned to such term in Section 8.03(a).

“U.S.” means the United States of America.

Section 1.02. Other Definitional And Interpretive Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Clauses, Exhibits and Schedules are to Articles, Sections, Clauses, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to “dollars” or “$” shall refer to U.S. dollars.

ARTICLE 2

SALE AND PURCHASE OF THE SALE SECURITIES

Section 2.01. Agreement to Sell and Purchase. On the basis of the representations and warranties contained in this Agreement, and subject to the terms and conditions contained in this Agreement, at the Closing (as defined below), the Company agrees to issue and allot to the Purchaser, and the Purchaser agrees to purchase and subscribe from the Company, 6,142,410 Class A Shares, free and clear of any Encumbrances, and 10,524,257 Class B Shares, free and clear of any Encumbrances, for the Aggregate Purchase Price.

Section 2.02. Closing. The closing of the purchase and sale of the Sale Securities hereunder (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 30/F, China World Office 2, No. 1, Jian Guo Men Wai Avenue, Beijing 100004 China, on January 15, 2015, provided that each of the conditions set forth in Article 7 have been satisfied or, to the extent permissible, waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions) (such date, the “Closing Date”), or at such other location and date as may be agreed in writing by the Company and the Purchaser. If the conditions set forth in Article 7 have not been satisfied (or waived by the relevant party) by the Closing Date, either the Company (in respect of the conditions described in Sections 7.01 or 7.02) or the Purchaser (in respect of any of the conditions described in Sections 7.01 or 7.02) may by written notice to the other parties (a) postpone the Closing to such date being not more than ten (10) Business Days, in which event the provisions of this Agreement apply as if that other date is the Closing Date; or (b) terminate this Agreement.

Section 2.03. Transactions At The Closing. At the Closing, the following actions will take place, all of which shall be deemed to have occurred simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents have been delivered:

(a) The Company, the Purchaser and the other parties thereto shall execute and deliver each of the IRA, the RRA and the BCA and shall become bound by the terms and conditions thereof.

(b) The Purchaser shall pay to the Company by wire transfer of immediately available funds to the bank account of the Company (specified to the Purchaser in writing at least three (3) Business Days prior to the Closing Date) an amount equal to the First Installment Payment, and the Company shall issue and sell to the Purchaser the Sale Securities, duly register the Purchaser as the legal holder of the Sale Securities in the Company’s register of members.

(c) The Company shall cause its register of members to be duly updated to reflect the Purchaser as the legal and beneficial holder of the Sale Securities, and shall provide the Purchaser with a certified true copy of such register.

(d) The board of directors of the Company shall duly appoint the Investor Nominee (as such term is defined in the IRA) designed by the Purchaser to the Board of Directors of the Company pursuant to the terms of the IRA and the Company shall duly register such Investor Nominee as a director in its register of directors and provide the Purchaser with a duly certified true and complete copy of such register of directors, evidencing such appointment.

Section 2.04. Second Installment. No later than April 30, 2015 (the “Second Installment Date”), the Purchaser shall pay (or shall cause the payment) to the Company by wire transfer of immediately available funds to the bank account of the Company (specified to the Purchaser in writing at least three (3) Business Days prior to the Second Installment Date) an amount equal to the Second Installment Payment. The Second Installment Payment shall be applied towards partial satisfaction of the Aggregate Purchase Price and shall satisfy in all respects the Purchaser’s obligation pursuant to this Agreement to pay the Aggregate Purchase Price.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, that:

Section 3.01. Accuracy Of Disclosure.

(a) The Company has filed with, or furnished to, the Commission, on a timely basis, all documents, forms, statements, certifications and reports required to be filed or furnished pursuant to the Exchange Act during the twelve months preceding the date of this Agreement (the “Exchange Act Documents”). The Exchange Act Documents complied, when filed, in all material respects with the Exchange Act, the Securities Act and the Sarbanes-Oxley Act and the applicable rules and regulations thereunder, and did not, when so filed, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The information contained in the Exchange Act Documents, considered as a whole and as amended as of the date hereof, do not as of the date hereof, and will not as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) There are no contracts, agreements, arrangements, transactions or documents which are required to be described or disclosed in the Exchange Act Documents or to be filed as exhibits to the Exchange Act Documents which have not been so described, disclosed or filed.

(d) The Company has established and maintained disclosure controls and procedures required by the Exchange Act. Such disclosure controls and procedures are adequate and effective to ensure that information required to be disclosed by the Company, including information relating to its consolidated Affiliates, is recorded and reported on a timely basis to its chief executive officer and chief financial officer by others within those entities.

(e) The Company is in compliance with the Sarbanes-Oxley Act in all material respects.

Section 3.02. Existence and Qualification. The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the Cayman Islands and has the power and authority to own, lease and operate its property and to conduct its business as currently conducted and as described in the Exchange Act Documents. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), results of operations, properties, assets or prospects of the Company and its Subsidiaries, taken as a whole (a “Material Adverse Effect”).

Section 3.03. Capitalization.

(a) The authorized, issued and outstanding shares of the Company are as set forth on Schedule 3.03(a) hereto. The outstanding shares of the Company have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding shares of the Company was issued in violation of any preemptive or other similar rights. Except as disclosed in Schedule 3.03(a) hereto, there are no outstanding (i) shares or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any shares, voting securities or securities convertible into or exchangeable for shares or voting securities of the Company (the items in clauses (i), (ii) and (iii) above being referred to collectively as the

“Company Securities”). There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Securities.

(b) The Sale Securities have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, will be issued, sold and delivered to the Purchaser free and clear of any Encumbrance and restrictions on transfer (other than any restrictions under applicable securities laws), and the issuance of the Sale Securities will not be subject to any preemptive or similar rights.

(c) The authorized capital stock of the Company conforms as to legal matters in all material respects to the description thereof contained in the Exchange Act Documents.

(d) Except for the registration rights under the Amended and Restated Registration Rights Agreement, dated as of January 14, 2011, among the Company and certain other parties thereto, and the Registration Rights Agreement, dated October 11, 2013, between the Company and Esta Investments Pte. Ltd. (the “Existing RRA”), there are no preemptive rights, registration rights, rights of first offer, rights of first refusal, tag-along rights, director appointment rights, governance rights or other similar rights with respect to the Company’s shares or that have been granted to any holder of the Company’s shares.

Section 3.04. Company Bonds. All information provided to any Person in connection with the issuance of the Company Bonds, and all information contained in any document, form, statement, certification or report relating to the Company Bonds, was when given and remains true, complete and accurate in all material respects and not misleading in any material respect and there are no facts or matters or circumstances not disclosed which may render any such information untrue, inaccurate or misleading in any material respect because of any omission, ambiguity or for any other reason. None of the Company or its Subsidiaries will be required to make an offer to repurchase all or any part of any of the Company Bonds as a result of or in connection with the execution, delivery and performance of this Agreement, the IRA, the RRA and the BCA, or the transactions contemplated hereby or thereby, including, without limitation, the issuance of the Sale Securities. Neither the Company nor its Subsidiaries are in violation or default (with or without due notice or lapse of time or both) in the performance or observance of any obligation, agreement, covenant, term or condition of the Company Bonds or any outstanding indebtedness of the Company or its Subsidiaries.

Section 3.05. Subsidiaries.

(a) Except as disclosed on Exhibit 8.1 to the Company’s Annual Report on Form 20-F for the year ended December 31, 2013 and Schedule 3.05(a) hereto, the Company does not have any material Subsidiaries. Each Subsidiary of the Company has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of organization, and has the corporate power and authority to own, lease and operate its property and to conduct its business as currently conducted and as described in the Exchange Act Documents. Each Subsidiary of the Company is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) All of the issued and outstanding capital stock of each Subsidiary of the Company has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or indirectly, free and clear of any Encumbrance. None of the outstanding shares of capital stock of any Subsidiary of the Company was issued in violation of any preemptive or similar rights. Except as disclosed in the Exchange Act Documents (other than any information disclosed therein under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer) and Schedule 3.05(b) hereto, there are no outstanding (i) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any Subsidiary of the Company, or other obligation of the Company or any Subsidiary of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary of the Company (the items in clauses (i) and (ii) above being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

Section 3.06. Requisite Power. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement, the IRA, the RRA and the BCA and consummate the transactions contemplated hereby and thereby.

Section 3.07. Authorization And Enforceability. This Agreement has been, and, at the Closing, each of the IRA, the RRA and the BCA will be, duly authorized, executed and delivered by the Company, and this Agreement is, and, at the Closing and each of the IRA, the RRA and the BCA shall each constitute, a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity (the “Enforceability Limitations”).

Section 3.08. Absence Of Existing Violations. Neither the Company nor any of its Subsidiaries is (a) in violation of its memorandum and articles of incorporation or other organizational documents, (b) in default (with or without due notice or lapse of time or both) in any material respect in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound or to which any of the properties or assets of the Company or any Subsidiary of the Company is subject (collectively, the “Company Agreements”), including, without limitation, the Company Bonds or (c) in violation of any Applicable Law, except any matters described in clause (c) above which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.09. Non-contravention. The execution, delivery and performance of this Agreement, the IRA, the RRA and the BCA by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the memorandum and articles of incorporation or any other organizational document of the Company or any Subsidiary of the Company, (b) result in a default under (with or without due notice or lapse of time or both) or breach of, or give rise to a right of termination, cancellation, material modification or acceleration with respect to, or require any consent or approval under, any Company Agreement (including, without limitation, the Company Bonds) or (c) violate any Applicable Law, except any matters described in clause (c) above which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.10. Governmental Authorization. The execution, delivery and performance of this Agreement, the IRA, the RRA and the BCA by the Company and the consummation of the transactions contemplated hereby and thereby require no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any Governmental Entity. The Company, including all controlled entities within the meaning of the rules under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, does not hold any assets located in the U.S. and did not make aggregate sales in or into the U.S. of over $75.9 million in its most recent fiscal year.

Section 3.11. Financial Statements. The audited and unaudited financial statements, together with the notes thereto, included in the Exchange Act Documents fairly present, in all material respects, the consolidated financial condition, results of operations, cash flows and shareholders’ (deficit) equity of the Company and its Subsidiaries for the periods and as of the dates presented therein in conformity with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods presented. Except as included in the Exchange Act Documents, no historical or pro forma financial statements or supporting schedules are required to be included in the Exchange Act Documents under the Exchange Act.

Section 3.12. Absence Of Certain Changes. Except as disclosed in the Exchange Act Documents (other than any information disclosed therein under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer), since December 31, 2013, (a) there has been no event, occurrence, development or state of circumstances that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices in all material respects.

Section 3.13. No Undisclosed Liabilities. There are no liabilities of the Company or any Subsidiary of the Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than: (a) liabilities provided for in the Company’s unaudited consolidated balance sheet as of June 30, 2014 included in the Exchange Act Documents (the “June 30 Balance Sheet”) or disclosed in the notes thereto, (b) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2014 and (c) other undisclosed liabilities which are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 3.14. Litigation. Except as adequately disclosed in the Exchange Act Documents (other than any information disclosed therein under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer) and as set forth on Schedule 3.14 hereto, there are no material actions, suits, proceedings, inquiries or investigations (each, a “Proceeding”) before any Governmental Entity that are pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets. There is no Proceeding pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets before any Governmental Entity which would, individually or in the aggregate, be reasonably be expected to materially adversely affect the Company’s ability to enter into or perform its obligations under this Agreement, the IRA, the RRA and the BCA or consummate the transactions contemplated hereby and thereby.

Section 3.15. Permits And Licenses. Except as adequately disclosed in the Exchange Act Documents (other than any information disclosed therein under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer), the Company and its Subsidiaries possess such material permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Entity necessary to own, lease and operate their properties and to conduct their business as currently conducted and described in the Exchange Act Documents. Except as adequately disclosed in the Exchange Act Documents (other than any information disclosed therein under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer), the Company and its Subsidiaries are in compliance, in all material respects, with the terms and conditions of all Governmental Licenses and all of the Governmental Licenses are valid and in full force and effect. Neither the Company nor any of its Subsidiaries has received any notice relating to the revocation or material modification of any Governmental Licenses.

Section 3.16. Ownership Of Assets.

(a) The Company and its Subsidiaries have good and marketable title to all of the property and assets purported to be owned by them in the Exchange Act Documents (including but not limited to all property and assets reflected on the June 30 Balance Sheet) free and clear of any Encumbrance, except for Encumbrances adequately disclosed in the Exchange Act Documents (other than any information disclosed therein under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer) and Encumbrances as would not, individually or in the aggregate, materially affect the continued use of the property for the purposes for which the property is currently being used.

(b) All of the leases and subleases material to the business of the Company and its Subsidiaries, taken as a whole, are in full force and effect, and neither the Company nor any such Subsidiary has any notice of any material claim of any sort that has been asserted by anyone materially adverse to the rights of the Company or any Subsidiary of the Company under any of such lease or sublease, or materially affecting or questioning the rights of the Company or such Subsidiary to the continued possession of the leased or subleased property under any such lease or sublease.

Section 3.17. Taxes.

(a) Except as adequately disclosed in the Exchange Act Documents (other than any information disclosed therein under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer), all material federal, national, state, local and foreign Tax returns of the Company and its Subsidiaries required by any Taxing Authority or law to be filed through the date hereof have been filed (collectively, the “Tax Returns”) and all Taxes shown by such Tax Returns or otherwise assessed, which are due and payable, have been timely paid, except assessments against which appeals have been or will be promptly taken in good faith and as to which adequate reserves have been provided for in the June 30 Balance Sheet. All Tax Returns filed by the Company and its Subsidiaries are true and complete in all material respects. In connection with any acquisition by Company or any of its Subsidiaries prior to the date hereof, (i) the Company and its Subsidiaries have performed, in all material respects, its obligations thereof pursuant to Applicable Laws, rules and regulations, including any rules or regulations promulgated by any Taxing Authority, relating to Tax; and (ii) all relevant Tax Returns and other material filings required by any Taxing Authority or law to be filed in respect of any such acquisitions have been filed.

(b) No dispute, audit, investigation, proceeding or claim concerning any Tax liability of the Company or any Subsidiary of the Company is pending, being conducted or has been raised by any Taxing Authority in writing, and to the knowledge of the Company, no such dispute, audit, investigation, proceeding, or claim has been threatened.

(c) Except as adequately disclosed in the Exchange Act Documents (other than any information disclosed therein under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer), there is no Tax deficiency that has been asserted, or, to the knowledge of the Company, could reasonably be expected to be asserted, against the Company or any of its Subsidiaries or any of their respective properties or assets. The charges, accruals and reserves recorded in the June 30 Balance Sheet in respect of any Tax liability for any years not finally determined are adequate as of June 30, 2014 in all material respects to meet any assessments or re-assessments for additional Tax for any years not finally determined.

(d) The issuance sale of the Sale Securities to the Purchaser under this Agreement will not give rise to any transfer, recording, documentary, stamp, registration or similar Taxes.

Section 3.18. Compliance With Laws.

(a) Except as adequately disclosed in the Exchange Act Documents (other than any information disclosed therein under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer), the Company and its Subsidiaries have complied with all Applicable Laws in all material respects.

(b) Without limitation of Section 3.18(a), neither the Company nor any of its Subsidiaries or any of their respective directors, officers, agents, employees or Affiliates has conducted any act, including but not limited to, directly or indirectly, paying (or offering or authorizing to pay) any money, or giving (or offering or authorizing to give) anything of value in violation of any Anti-Corruption Law. The Company and each of its Subsidiaries have conducted their businesses in compliance with Anti-Corruption Laws and have instituted and maintained appropriate policies, procedures, mechanisms and controls to ensure, and which are reasonably expected to continue to ensure, compliance with Anti-Corruption Laws.

(c) Without limitation of Section 3.18(a), the operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable money laundering statutes, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) in all material respects and no Proceedings by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 3.19. Brokers’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.20. No Securities Act Registration.

(a) None of the Company, its Subsidiaries or their respective Affiliates or any person acting on its or their behalf have engaged in any “directed selling efforts” within the meaning of Rule 903 of Regulation S under the Securities Act or any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act with respect to the Sale Securities.

(b) Assuming the accuracy of the representations of the Purchaser contained in Section 5.06(b), it is not necessary in connection with the issuance and sale to the Purchaser of the Sale Securities to register the Sale Securities under the Securities Act or to qualify or register the Sale Securities under applicable U.S. state securities laws.

Section 3.21. Investment Company. The Company is not, and after giving effect to the issuance and sale of the Sale Securities and the application of the proceeds therefrom will not be, required to register as, an “investment company” as such term are defined in the U.S. Investment Company Act of 1940, as amended.

Section 3.22. Material Contracts. The Company has filed as exhibits to the Exchange Act Documents all contracts, agreements and instruments (including all amendments thereto) that are required to be filed in the Exchange Act Documents (the “Material Contracts”). Each Material Contract is in full force and effect, enforceable against the Company or its Subsidiaries party thereto. To the knowledge of the Company, each Material Contract is enforceable against each other party thereto, except where such failures to be in effect or enforceable would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries and, to the knowledge of the Company, each other party thereto, are not in default under, or in breach or violation of, any Material Contract in any material respect. None of the Company or its Subsidiaries have given any guarantee, indemnity, suretyship, comfort letter, keep-well, security or any other obligation (whatever called and whether or not legally binding) to pay, provide funds or take action in the event of default (a) in the payment of any indebtedness of any other Person or (b) in the performance of any its contractual obligations or the contractual obligation of any other Person.

Section 3.23. Insurance. The Company and its Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, which insurance is in such amounts and insures against such losses and risks as are reasonably customary given the nature of the business of the Company and its Subsidiaries and the geographical markets in which they operate.

Section 3.24. Intellectual Property. The Company and its Subsidiaries own or possess adequate licenses or other rights to use all material Intellectual Property used in connection with their conduct of business as currently conducted and as described in the Exchange Act Documents, and such use does not violate, infringe or misappropriate the Intellectual Property rights of any third party in any material respect. No third party has asserted in writing to the Company or its Subsidiaries that its operations materially violate, infringe or misappropriate any Intellectual Property owned, possessed or used by such third party. To the knowledge of the Company, no Person is challenging, misappropriating, infringing or otherwise violating the rights of the

Company or its Subsidiaries with respect to the Intellectual Property used in connection with their conduct of business as currently conducted and as described in the Exchange Act Documents in any material respect.

Section 3.25. Solvency. At and immediately after the Closing, the Company and its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), and (b) will have adequate capital and liquidity with which to engage in its businesses as currently conducted and as described in the Exchange Act Documents.

Section 3.26. Listing Matters. The Company is in compliance with the applicable listing and corporate governance rules and regulations of the NASDAQ. The Company and its Subsidiaries have taken no action designed to, or reasonably likely to have the effect of, delisting the American Depositary Shares of the Company, each representing six (6) Class A Shares, from the NASDAQ. The Company has not received any notification that the Commission or the NASDAQ is contemplating suspending or terminating such listing (or the applicable registration under the Exchange Act related thereto).

Section 3.27. Accounts Receivable. All the accounts and notes receivable of the Company and its Subsidiaries reflected in the audited and unaudited financial statements, together with the notes thereto, included in the Exchange Act Documents (the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practice. No portion of the Accounts Receivable is to be paid to any Person other than the Company or a Subsidiary of the Company. To the knowledge of the Company and as of June 30, 2014, (a) the Accounts Receivable were, in reasonable judgment of the management, good, current and collectable, and (b) there was no contest, claim, or right of set-off, other than rebates and returns in the ordinary course of business consistent with past practice, under any contract, arrangement or agreement with any maker of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

Section 3.28. Disclosure to Purchaser. All information contained or referred to in this Agreement and in Schedule or Exhibit annexed hereto and which has otherwise been disclosed by or on behalf of the Company or the Founder Parties or its/their advisors to the Purchaser or its advisers on or prior to the date of this Agreement was when given and remains true, complete and accurate in all material respects and not misleading in any material respect and there are no facts or matters or circumstances not disclosed to the Purchaser which may render any such information untrue, inaccurate or misleading in any material respect because of any omission, ambiguity or for any other reason or the disclosure of which might reasonably be expected to affect the willingness of the Purchaser to purchase the Sale Securities or the price at or terms upon which the Purchaser would be willing to purchase such Sale Securities. The Company has disclosed (or procured the disclosure by its Subsidiaries) to the Purchaser all information and facts relating to the Company and its Subsidiaries which are or may be material for disclosure to a purchaser of the Sale Securities on the terms of this Agreement and all information and facts so disclosed are true and accurate and not misleading in any material aspect. None of the information or facts requested by the Purchaser, but not disclosed by the Company or its Subsidiaries to the Purchaser prior to the date hereof, is material in any respect.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE FOUNDER PARTIES

The Founder Parties, jointly and severally, represent and warrant to the Purchaser, as of the date hereof and as of the Closing Date, that:

Section 4.01. Existence. Each Founder Party (to the extent such Founder Party is an entity) has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization.

Section 4.02. Requisite Power. Each Founder Party has the requisite power and authority to enter into and perform its or his obligations under this Agreement and consummate the transactions contemplated hereby.

Section 4.03. Authorization And Enforceability. This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, each Founder Party, enforceable in accordance with its terms, subject to the Enforceability Limitations.

Section 4.04. Non-contravention. The execution, delivery and performance of this Agreement by each Founder Party and the consummation of the transactions contemplated hereby do not and will not (a) violate such Founder Party’s organizational documents (to the extent such Founder Party is entity), (b) result in a default under (with or without due notice or lapse of time or both) or breach of, or require any consent or approval under, any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which any Founder Party is a party or by which it or he is bound or (c) violate any Applicable Law, except any matters described in clauses (b) and (c) above which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any Founder Party to execute and deliver this Agreement, perform its or his obligations hereunder or otherwise consummate the transactions contemplated hereby.

Section 4.05. Governmental Authorization. The execution, delivery and performance of this Agreement by each Founder Party and the consummation of the transactions contemplated hereby require no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any Governmental Entity.

Section 4.06. No Voting Agreements. There are no commitments, deeds, agreements or arrangements of any kind to which any Founder Party is a party, by which such Founder Party is bound or to which such Founder Party is subject, relating to the voting of, or any restrictions on the voting rights with respect to, any Company Securities.

Section 4.07. Beacon. Beacon Capital Group Inc., a British Virgin Islands company (“Beacon”), is directly and wholly owned by the Founder. Moomins Inc., a British Virgin Islands company wholly owned by Jun Zhang (“Moomins”), is not an “Affiliate,” as such term is defined in the Company’s memorandum and articles of incorporation, of any of the Founder Parties, and all Class B Shares owned by Beacon that are transferred to Moomis will automatically and immediately be converted into an equal number of Class A Shares in accordance with the Company’s memorandum and articles of incorporation. As of the date hereof, other than 1,295,916 Class A Shares and 2,598,821 Class B Shares, Beacon does not, directly or indirectly, beneficially or otherwise, own or hold any Company Securities.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company, as of the date hereof and as of the Closing Date, that:

Section 5.01. Existence. The Purchaser has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization.

Section 5.02. Requisite Power. The Purchaser has the requisite power and authority to enter into and perform its obligations under this Agreement, the IRA, the RRA and the BCA and consummate the transactions contemplated hereby and thereby.

Section 5.03. Authorization And Enforceability. This Agreement has been, and, at the Closing, each of the IRA, the RRA and the BCA will be, duly authorized, executed and delivered by the Purchaser, and this Agreement is, and, at the Closing, each of the IRA, the RRA and the BCA shall each constitute, a valid and binding agreement of the Purchaser, enforceable in accordance with its terms, subject to the Enforceability Limitations.

Section 5.04. Non-contravention. The execution, delivery and performance of this Agreement, the IRA, the RRA and the BCA by the Purchaser and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate its organizational documents or (b) violate any Applicable Law, except any matters described in clause (b) above which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to execute and deliver this Agreement, perform its obligations hereunder, purchase the Sale Securities or otherwise consummate the transactions contemplated hereby.

Section 5.05. Governmental Authorizations. The execution, delivery and performance of this Agreement, the IRA, the RRA and the BCA by the Purchaser and the consummation of the transactions contemplated hereby and thereby require no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any Governmental Entity.

Section 5.06. Securities Law Matters.

(a) The Sale Securities are being acquired for the Purchaser’s own account and not with a view to, or intention of, or for sale in connection with, any distribution thereof in violation of applicable securities laws.

(b) The Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S under the Securities Act and is acquiring the Sale Securities in an offshore transaction under Rule 903 of Regulation S under the Securities Act.

Section 5.07. Inspections. The Purchaser is a sophisticated purchaser with knowledge and experience in financial and business matters such that the Purchaser is capable of evaluating the merits and risks of the investment in the Sale Securities. The Purchaser is able to bear the economic risks of an investment in the Sale Securities and can afford a complete loss of such investment. The Purchaser acknowledges and affirms that, with the assistance of its advisors, it has conducted and completed its own investigation, analysis and evaluation related to the investment the Sale Securities.

ARTICLE 6

COVENANTS

Section 6.01. Public Announcements. Each party hereto agrees to consult with the other parties hereto before issuing any press release or making any public statement or disclosure with respect to this Agreement or the transactions contemplated hereby and agrees not to issue any such press release or make any such public statement or disclosure without the prior written consent of the other parties; provided that a party may without the prior written consent of the other parties issue any such press release or public statement of disclosure if such party has used reasonable efforts to consult with the other parties and to obtain the consent of such other parties but has been unable to do so prior to the time such press release or public statement or disclosure is required to be released pursuant to Applicable Law or any listing agreement with any national securities exchange, provided that such party has also notified the other parties in writing of the details and content of the press release or public statement or disclosure to be released reasonably in advance of such release. For purposes of any consultation and consent requirements with respect to the Founder Parties under this Section 6.01, the Company shall act on behalf of the Founder Parties (including, for the avoidance of doubt, in providing any consents of Founder Parties hereunder).

Section 6.02. Interim Conduct.

(a) From the date hereof until the Closing Date, the Company shall, and shall cause each of its Subsidiaries to (i) carry on its business in the ordinary course consistent with past practice, (ii) not make any distribution (whether in cash, stock, property or assets) or declare, pay or set aside any dividend with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any of its capital stock and (iii) not take any action that would make any representation or warranty of the Company in this Agreement, or omit to take any action necessary to prevent any representation or warranty of the Company under this Agreement from being, inaccurate at, or as of any time before, the Closing Date.

(b) From the date hereof until the Closing Date, the Founder Parties shall not take any action that would make any representation or warranty of any Founder Party in this Agreement, or omit to take any action necessary to prevent any representation or warranty of any Founder Party under this Agreement from being, inaccurate at, or as of any time before, the Closing Date.

Section 6.03. Use Of Proceeds. The Company will use the proceeds received by it from the issuance and sale of the Sale Securities for working capital and/or other general corporate purposes (including bona fide acquisitions by the Company or its Subsidiaries). For the avoidance of doubt, without the prior written consent of the Purchaser, the proceeds received by the Company from the issuance and sale of the Sale Securities shall not be used to repurchase, redeem or otherwise acquire any Company Securities or Company Bonds.

Section 6.04. Restrictions On Transfer. During the period from the Closing until the date which is ninety (90) days following the Closing Date, the Purchaser shall not transfer or otherwise dispose of any of the Sale Securities (including whether such right or power is granted by proxy or otherwise) unless such transfer is to an Affiliate of the Purchaser.

Section 6.05. Settlement. The Company shall take all actions necessary to make the Sale Securities eligible for delivery and settlement at the Closing in electronic book-entry form.

Section 6.06. Conversion. The Founder Parties shall, and shall procure Sunrise Corporate Holding Ltd. to, provide written notice to the Company to, and take all other actions reasonably required to, convert 6,700,000 Class B Shares held by Sunrise Corporate Holding Ltd. into Class A Shares in accordance with the Company’s memorandum and articles of incorporation prior to the Closing. The Company shall promptly take all actions necessary to convert such Class B Shares into Class A Shares, and shall deliver to the Purchaser evidence of such conversion by the Founder Parties, including, without limitation, a duly certified copy of the updated register of members of the Company reflecting such conversion, as may be reasonably requested by the Purchaser. The Company and the Founder Parties represent and warrant to the Purchaser that, (a) as of the date of this Agreement, the Founder beneficially owns, directly or indirectly, 1,295,920 Class A Shares and 41,926,299 Class B Shares, and (b) at the Closing, the Founder will beneficially own, directly or indirectly, 6,700,004 Class A Shares and 32,627,478 Class B Shares. Other than as set forth in this Section 6.06, the Founder does not (and will not, at the Closing) directly or indirectly own or hold, beneficially or otherwise, any Company Securities.

ARTICLE 7

CLOSING CONDITIONS

Section 7.01. Conditions to Obligations of the Company, the Purchaser and the Founder Parties. The obligations of the Company, the Purchaser and the Founder Parties to consummate the Closing are subject to the satisfaction of the following conditions:

(a) no provision of any Applicable Law shall prohibit the consummation of the Closing; and

(b) no proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any Governmental Entity and shall be pending.

Section 7.02. Conditions to Obligations of the Company and the Founder Parties. The obligations of the Company and the Founder Parties to consummate the Closing are subject to the satisfaction of the following conditions: (a) the representations and warranties of the Purchaser in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date; and (b) the Purchaser shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing Date.

Section 7.03. Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction of the following conditions:

(a) (i) the Fundamental Company Warranties shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date; (ii) the representations and warranties of the Company (other than the Fundamental Company Warranties) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date; (iii) the representations and warranties of the Company (other than the Fundamental Company Warranties) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date; (iv) the Company shall have performed or complied with all obligations and conditions in this Agreement required to be performed or complied with by the Company on or prior to the Closing Date; (v) there shall have been no event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; and (vi) the Purchaser shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect;

(b) (i) the representations and warranties of the Founder Parties shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date; (ii) the Founder Parties shall have performed or complied with all obligations and conditions in this Agreement required to be performed or complied with by them on or prior to the Closing Date; and (iii) the Purchaser shall have received a certificate signed by SC and an authorized officer of each Founder Affiliate to the foregoing effect;

(c) the Purchaser shall have received an opinion, dated the Closing Date, of Maples & Calder, Cayman Islands counsel for the Company, in form and substance reasonably satisfactory to the Purchaser;

(d) the Purchaser shall have received an opinion, dated the Closing Date, of King & Wood Mallesons, PRC counsel for the Company, in form and substance reasonably satisfactory to the Purchaser;

(e) the Company, the Purchaser and the other parties thereto shall have duly executed and delivered the IRA, the RRA and the BCA and the Purchaser shall have received such executed counterparts thereof;

(f) the Purchaser shall have received a duly certified true and complete copy of the register of members of the Company, evidencing the issuance of the Sale Securities;

(g) the Purchaser shall have received a duly certified true and complete copy of the register of directors of the Company, evidencing the appointment of the Investor Nominee (as such term is defined under the IRA) designated by the Purchaser pursuant to the terms of the IRA;

(h) the Sale Securities shall have been made eligible for delivery and settlement in electronic book-entry form;

(i) the Company shall deliver to the Purchaser copies of documents evidencing the conversion of 6,700,000 Class B Shares held by Sunrise Corporate Holding Ltd. into Class A Shares as may be requested by the Purchaser;

(j) the Company shall deliver to the Purchaser copies of documents as may be reasonably requested by the Purchaser, including, without limitation, a duly certified copy of the updated register of members of the Company, evidencing (i) the transfer all Class B Shares held by Beacon to Moomins, and, following the automatic conversion of such Class B Shares into Class A Shares in accordance with the Company’s memorandum and articles of incorporation, the registration of Moomins as the legal holder of such shares, and (ii) the transfer all Class A Shares held by Beacon to Moomins, including without limitation the transfer of 504,084 Class A Shares by Beacon to Moomins pursuant to the Instrument of Transfer, dated April 29, 2014, between Beacon and Moomins, and the registration of Moomins as the legal holder of such Class A Shares;

(k) the Company shall deliver to the Purchaser a consent with respect to the execution, delivery and performance of the RRA, duly executed by the Company and Esta Investments Pte. Ltd., pursuant to the Existing RRA, in form and substance reasonably satisfactory to the Purchaser; and

(l) the Company and the Investor Nominee shall have duly executed and delivered a director indemnification agreement, substantially in the form filed as an exhibit to the Exchange Act Documents, and the Purchaser shall have received such executed counterparts thereof.

ARTICLE 8

INDEMNIFICATION

Section 8.01. Survival.

(a) The Fundamental Company Warranties shall survive indefinitely or until the latest date permitted by law.

(b) The Tax Warranties shall survive until the expiration of any applicable statute of limitations with respect thereto.

(c) All representations and warranties of the Company contained in this Agreement, other than the Fundamental Company Warranties and the Tax Warranties, shall survive the Closing until the second (2nd) anniversary of the Closing Date.

(d) The representations and warranties of the Founder Parties contained in this Agreement shall survive indefinitely or until the latest date permitted by law.

(e) The covenants in this Agreement shall survive indefinitely or until the latest date permitted by law.

(f) Notwithstanding clauses (a) through (d) of this Section 8.01, (i) any breach of representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time and (ii) any breach of representation or warranty in respect of which indemnity may be sought that was caused as a result of fraud or intentional misrepresentation shall survive indefinitely or until the latest date permitted by Applicable Law.

Section 8.02. Indemnification.

(a) Effective at and after the Closing, the Company hereby indemnifies and holds harmless the Purchaser, its Affiliates and its and their respective directors, officers, employees, agents, successors and assigns (the “Indemnified Parties”) against and from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”), incurred or suffered by the

Indemnified Parties arising out of any misrepresentation or breach of representation or warranty or breach of covenants by the Company under this Agreement, provided that the Company’s maximum liability under this Section 8.02(a) shall not exceed an amount equal to the gross proceeds received by it from the issuance and sale of the Sale Securities to the Purchaser under this Agreement.

(b) If, as a result of any Proceeding listed on Schedule 8.02(b) or any other action, claim, suit, proceeding or investigation related to or resulting from any such Proceeding (collectively, the “Company Actions”), the Company or any of its Subsidiaries incurs or suffers any Damages (other than any amount paid or reimbursed pursuant to any insurance policy), then the Company shall pay the Purchaser promptly after the conclusion of such Company Action an amount in immediately available funds equal to the product obtained by multiplying (i) the aggregate amount of such Damages incurred by the Company and its Subsidiaries by (ii) the quotient (expressed as a percentage) obtained by dividing (x) the total number of Ordinary Shares held by the Purchaser (together with its Investor Affiliated Transferees (as such term is defined in the IRA)), by (y) the total number of issued and outstanding Ordinary Shares owned by all holders of Company Securities, in each case, immediately after the conclusion of such Company Action.

(c) If, as a result of, in connection with or arising under any underlying cause of any misrepresentation or breach of the Tax Warranties the Company or any of its Subsidiaries incurs or suffers any direct or indirect Damages, Tax or any liability for interest, fines, surcharges and/or penalties arising in respect thereof (collectively, “Tax Damages”), then the Company shall pay the Purchaser promptly after the payment of any such Tax Damages an amount in immediately available funds equal to the product obtained by multiplying (i) the aggregate amount of such Tax Damages incurred by the Company and its Subsidiaries by (ii) the quotient (expressed as a percentage) obtained by dividing (x) the total number of Ordinary Shares held by the Purchaser (together with its Investor Affiliated Transferees (as such term is defined in the IRA)), by (y) the total number of issued and outstanding Ordinary Shares owned by all holders of Company Securities, in each case, immediately after the payment of such Tax Damages.

Section 8.03. Third Party Claim Procedures.

(a) The Indemnified Party seeking indemnification under Section 8.02 agrees to give reasonably prompt notice in writing to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under Section 8.02. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually materially and adversely prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 8.03, shall be entitled to control and appoint lead counsel (that is reasonably satisfactory to the Indemnified Party) for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge in writing that it would have an indemnity obligation to the Indemnified Party for the Damages resulting from such Third Party Claim and (ii) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder.

(c) The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the reasonable fees, costs and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 8.03(b) within thirty (30) days of receipt of notice of the Third Party Claim pursuant to Section 8.03(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (v) the Indemnifying Party has failed or is failing to prosecute or defend the Third Party Claim vigorously and prudently.

(d) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of Section 8.03(c), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim if the settlement does not expressly unconditionally release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates.

(e) In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with Section 8.03(c), the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees, costs and expenses of such separate counsel shall be borne by the Indemnified Party; provided that Indemnifying Party shall pay the fees, costs and expenses of such separate counsel of the Indemnified Party if (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim, (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest or (iii) the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party.

(f) Each party shall reasonably cooperate, and cause their respective Affiliates to reasonably cooperate, in the defense or prosecution of any Third Party Claim.

Section 8.04. Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 8.02 against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through such negotiations, such dispute shall be resolved by arbitration determined pursuant to Section 10.09.

ARTICLE 9 TERMINATION

Section 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the Purchaser or the Company if the Closing shall not have occurred on or before the Closing Date; provided, however, that the right to terminate this Agreement under this Section 9.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b) by either the Purchaser or the Company in the event that any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

(c) by the mutual written consent of the Purchaser and the Company.

The party desiring to terminate this Agreement pursuant to Sections 9.01(a) or (b) shall give written notice of such termination to the other parties hereto specifying the provision hereof pursuant to which such termination is made.

Section 9.02. Effect Of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and of no further force or effect (except for Section 6.01 and Article 10, which shall survive such termination) and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any party from liability for any breach of this Agreement.

ARTICLE 10 MISCELLANEOUS

Section 10.01. Notices. All notices, requests and other communications to any party under this Agreement shall be in writing (including facsimile transmission and email transmission, so long as a receipt of such facsimile or email transmission is requested and received) and shall be given:

To the Company or the Founder Parties at:

21Vianet Group, Inc.

M5, 1 Jiuxianqiao East Road

Chaoyang District

Beijing 100016

The People’s Republic of China

Attention: Office of the Chief Financial Officer

Facsimile: +86-10-84564234

Email: shang.hsiao@21vianet.com

with a copy (which shall not constitute notice) to:

DaHui Lawyers

Suite 3720, China World Tower,

No. 1 Jianguomenwai Avenue,

Chaoyang District,

Beijing 100004

The People’s Republic of China

Attention: Zheng Zha

Facsimile: (86 10) 6322 0299

Email: zheng.zha@DaHuiLawyers.com

To the Purchaser at:

Xiaomi Ventures Limited

c/o 68 Qinghe Middle Street

Wu Cai Cheng Office Building

12F-056, Haidian District, Beijing 100085

The People’s Republic of China

Attention: Jinling Zhang/Xin Liu

Facsimile: +86 010 6060 6666 ext. 1101

Email: zhangjinling@xiaomi.com / liuxin@xiaomi.com

or such other address, facsimile number or email address as the Company, the Purchaser or a Founder Party, as the case may be, may hereafter specify by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 10.02. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 10.03. Complete Agreement. This Agreement, the IRA, the RRA and the BCA embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 10.04. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder.

Section 10.05. Assignments. This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of each other party hereto; provided that the Purchaser may assign any rights or obligations hereunder to any of its Affiliates without obtaining the prior written consent of the other parties hereto.

Section 10.06. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 10.07. Amendment. The provisions of this Agreement may be amended, or modified only upon the prior written consent of all parties hereto. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 10.08. Governing Law. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating hereto, shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law rules of such state.

Section 10.09. Arbitration. Any dispute arising out of or in connection with this Agreement shall be referred to and finally resolved by arbitration under the administered rules (the “Rules”) of the Hong Kong International

Arbitration Centre (the “HKIAC”), which Rules are deemed to be incorporated by reference into this Section 10.09. For the purposes of such arbitration:

(a) the number of arbitrators shall be three (the “Arbitration Board”). The Company and the Purchaser shall each select one arbitrator. All selections shall be made within thirty (30) days after the selecting party gives or receives, as the case may be, the demand for arbitration. The two arbitrators so appointed shall jointly agree on a third arbitrator, who shall be the chairman of the Arbitration Board. If the said two arbitrators are unable to agree upon the appointment of a third arbitrator within thirty (30) days after the parties have appointed their respective arbitrators, then such third arbitrator shall be appointed by the HKIAC;

(b) the seat of the arbitration shall be in Hong Kong and the language to be used shall be English; and

(c) the Arbitration Board shall decide any such dispute in accordance with the governing law specified in Section 10.08.

The parties hereto shall be entitled to specific performance from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce any tribunal award pursuant to any arbitration proceeding hereunder.

Section 10.10. Expenses. Except as otherwise provided herein, all costs and expenses incurred by any party hereto in connection with this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby (including reasonable attorneys’ fees and expenses) shall be paid by the party incurring such costs or expenses.

Section 10.11. Further Assurances. From time to time following the date hereof, the parties hereto shall execute and deliver such other instruments of assignment, transfer and delivery and shall take such other actions as any other party hereto reasonably may request in order to consummate, complete and carry out the transactions contemplated by this Agreement.

Section 10.12. Third Party Beneficiaries. Except for those Persons expressly entitled to indemnification pursuant to Article 8, there are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and the Persons expressly entitled to indemnification pursuant to Article 8 and their respective successors, heirs and assigns, any rights, remedies, obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

XIAOMI VENTURES LIMITED

By:	/s/ Kong Kat Wong
Name: Kong Kat Wong
Title: Director

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

21VIANET GROUP, INC.

By:	/s/ Sheng Chen
Name: Sheng Chen
Title: Chairman and Chief Executive Officer

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

SHENG CHEN

By:	/s/ Sheng Chen

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

PERSONAL GROUP LIMITED

By:	/s/ Sheng Chen
Name: Sheng Chen
Title: Director

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

FAST HORSE TECHNOLOGY LIMITED

By:	/s/ Sheng Chen
Name: Sheng Chen
Title: Director

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

SUNRISE CORPORATE HOLDING LTD.

By:	/s/ Sheng Chen
Name: Sheng Chen
Title: Director

SCHEDULE 3.03(A)

Company Capitalization

	Prior to the Closing	Prior to Closing and Immediately following the Conversion pursuant to Section 6.06 and the Transfer contemplated by Section 7.03(j)
Total Class A Shares	345,257,775	354,556,596
Total Class B Shares	49,430,544	40,131,723
Total Ordinary Shares	394,688,319	394,688,319
Total Voting Shares	839,563,215	755,873,826

SCHEDULE 3.05(A)

List of Material Subsidiaries

I.	Major PRC Subsidiaries:

English Name	Chinese Name

21Vianet Data Center Co., Ltd.	(VNC)

21Vianet Anhui Suzhou Technology Co., Ltd.

Suzhou Zhuoaiyi Information Technology Co., Ltd.

21Vianet (Foshan) Technology Co., Ltd.

II.	Major PRC Affiliates:

English Name	Chinese Name

Beijing Yiyun Network Technology Co., Ltd.

Beijing iJoy Information Technology Co., Ltd.

Beijing 21Vianet Broad Band Data Center Co., Ltd.

Dongguan Asia Cloud Investment Co., Ltd.

Dongguan Asia Cloud Network Technology Co., Ltd.

Zhiboxintong (Beijing) Network Technology Co., Ltd.

Beijing Chengyishidai Network Technology Co., Ltd.

Guangzhou Gehua Network Technology and Development Co., Ltd.

Langfang Xunchi Computer Data Processing Co., Ltd.

Beijing Tianwang Online Communication Technology Co., Ltd.

Beijing Yilong Xinda Technology Co., Ltd.

Sichuang Aipu Network Technology Inc.

Shenzhen Diyixian Communication Co., Ltd.

SCHEDULE 3.05(B)

Capital Stock of Subsidiaries

I.	Registered Capital

To the date of this Agreement, the registered capital of the following Subsidiaries are not fully paid up:

a)	Beijing iJoy Information Technology Co., Ltd. (“ ”) has increased its registered capital on April 5, 2014, and its registered capital has been increased from RMB 10.08 million to RMB 100 million. To the date of this Agreement, RMB 10.08 million of its registered capital has been paid up, while the recently increased registered capital amount, i.e., RMB 89.92 million, will be obliged to be paid up by April 14, 2017 in accordance with its Articles of Association.

b)	Langfang Xunchi Computer Data Processing Co., Ltd. (“ ”) has increased its registered capital on November 3, 2014, and its registered capital has been increased from RMB 1 million to RMB 121 million. To the date of this Agreement, RMB 1 million of its registered capital has been paid up, while the recently increased registered capital amount, i.e., RMB 120 million, will be obliged to be paid up by October 29, 2034 in accordance with its Articles of Association.

II.	Share Pledge

a) Share Pledge in Connection with the Contractual Arrangements

1.	100% (representing a registered capital amount of RMB 10 million) of the equity interests in Beijing Yiyun Network Technology Co., Ltd. (“ ”) held by its PRC shareholders have been pledged to 21Vianet Data Center Co., Ltd. Such share pledge has been registered with local branch of the State Administration for Industry and Commerce.

2.	5% (representing a registered capital amount of RMB 5 million) of the equity interests in Beijing iJoy Information Technology Co., Ltd. (“ ”) held by its sole PRC shareholder have been pledged to Suzhou Zhuoaiyi Information Technology Co., Ltd. Such share pledge has been registered with local branch of the State Administration for Industry and Commerce.

b) Other Share Pledge

1.	89.8% (representing a registered capital amount of RMB 900 million) of the equity interests in Dongguan Asia Cloud Investment Co., Ltd. (“ ”) held by its PRC shareholder have been pledged to Beijing Yiyun Network Technology Co., Ltd. Such share pledge has been registered with local branch of the State Administration for Industry and Commerce.

SCHEDULE 3.14

Litigation

Case No.	Forum and/or Procedure	Subsidiary involved	Cause of Action	Claims raised/ upheld by Court or Arbitration tribunal

(2014)	Beijing Arbitration Committee, pending	, as claimant	Overdue payment for service fee, payable to , by	The Claimant claimed for overdue payment at the amount of RMB 344,581 (as of January, 23, 2014) and demurrage charges at the amount of RMB 491,027 (as of January 20, 2014). The total claimed amount was RMB 835,608.

(2013)	The People’s Court of Weiyang, Xi’an Municipality, in judicial enforcement procedure	, as claimant	Overdue payment for service fee, payable to , by	The Court upheld that the Claimant was entitled to the unpaid mount of RMB 206869.14.

(2013)

(2013)

(2014)	The People’s Court of Nanshan, Shenzhen Municipality, first trial procedure, pending	, as claimant	Overdue payment for service fee, payable to , , by	The Claimant claimed for overdue payment at the amount of RMB 308,221.01.

(2013)	The People’s Court of Xishan, Xi’an Municipality, in judicial enforcement procedure	, as claimant	Overdue payment for service fee, payable to , by	The Court upheld that the Claimant was entitled to the unpaid mount of RMB 55,772.26.

(2014)	Beijing Arbitration Committee, judicial enforcement procedure to be initiated	, as claimant	Overdue payment for service fee, payable to , by	The tribunal upheld that the Claimant was entitled to the unpaid mount of RMB 316,150.64

Case No.	Forum and/or Procedure	Subsidiary involved	Cause of Action	Claims raised/ upheld by Court or Arbitration tribunal

	Labor Dispute Arbitration Committee of Chaoyang District, Beijing Municipality, in progress	, as respondent	Labor contract dispute ( as claimant)	On March 12, 2014, the Claimant claimed that: 1) the Respondent shall continue to perform the labor contract entered by and between the Claimant and Respondent; 2) the Respondent shall reimburse the Claimant’s loss of unpaid salary, social insurance and public accumulation fund accrued during the termination date of such labor contract to the date of issuance of the arbitration award; and 3) the Respondent shall compensate the Claimant for an amount equal to 25% of the aforesaid unpaid salary.

SCHEDULE 8.02(B)

Company Actions

1. Ranjit Singh v. 21Vianet Group, Inc., Sheng Chen, and Shang-Wen Hsiao, Case No. 2:14-cv-00894-JRG-RSP, United States District Court, Eastern District of Texas.

2. Wayne Sun v. 21Vianet Group, Inc., Sheng Chen, and Shang-Wen Hsiao, Case No. 2:14-cv-00926-JRG-RSP, United States District Court, Eastern District of Texas.